SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549
                               _______________

                                  FORM 8-K/A

                                Amendment No. 1

                                CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


                 Date of Report:    October 23, 1995

                           INTERSOLV, Inc.
     (Exact name of registrant as specified in charter)

        Delaware                                 0-15188
(State/other jurisdiction of incorporation)   (Commission File Number)

                                  52-0990382
                       (IRS Employer Identification No.)

 9420 Key West Avenue,      Rockville,  Maryland         20850
(Address of principal executive offices)                (Zip Code)



Registrant's telephone no., including area code    301/838-5000


Item 7. Financial Statements, Pro Forma, Financial Information and Exhibits.

This Amendment No. 1 to the current report is filed on Form 8-
K/A by INTERSOLV, Inc. ("the Company") and amends the
Current Report on Form 8-K filed by the Company on November
7, 1995. Only those items which are amended are set forth herein.

A.     Historical Financial Statements of TechGnosis
       International, Inc.

     Report of KPMG Peat Marwick LLP, Independent
     Accountants Consolidated Balance Sheets as of December 31, 1994
       and 1993
     Consolidated Statement of Operations for the years
       ended December 31, 1994, 1993, and 1992
     Consolidated Statement of Stockholder's Deficit for the
       years ended December 31, 1994, 1993 and 1992
    Consolidated Statement of Cash Flows for the years ended
       December 31, 1994, 1993, and 1992
     Notes to Financial Statements
     Unaudited Consolidated Balance Sheet as of October 31, 1995 Unaudited Consolidated Statement of Operations for the ten
       months ended October 31, 1995 and 1994
     Unaudited Consolidated Statement of Stockholders' Deficit
       for the ten months ended October 31, 1995
   Unaudited Consolidated Statement of Cash Flows for the ten months ended October 31, 1995 and 1994

B.     Pro Forma Financial Statements of INTERSOLV, Inc.

     Unaudited Pro Forma Condensed Combined Statements of
     Operations for each of the fiscal years ended April
     30, 1995, 1994 and 1993.

C.     Exhibits
     Exhibit No.     Exhibit
        23     Consent of KPMG Peat Marwick LLP, Independent Accountants


                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             INTERSOLV, Inc.





Date: January 5, 1996              By    /s/ Kenneth A. Sexton
                                         Kenneth A. Sexton
                                         Vice President,
                                         Finance & Administration/CFO

ITEM 7.A     Financial Statements of TechGnosis International,
Inc.

     Attached are the financial statements of TechGnosis International, Inc., which includes the Consolidated Balance Sheets as of December 31, 1994 and 1993 and the related Consolidated Statements of Operations, Stockholders' deficit and Cash Flows for each of the three years ending December 31, 1994, 1993 and 1992, Notes to Financial Statements and the Report of KPMG Peat Marwick LLP, Independent Accountants. In addition, the unaudited consolidated Balance Sheet as of October 31, 1995, the unaudited consolidated Statements of Operations and Cash Flows for the ten months ended October 31, 1995 and 1994 and the unaudited Statement of Changes in Stockholders' Deficit for the ten months ended October 31, 1995 are included.

              Independent Auditors' Report

The Board of Directors
TechGnosis International, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of TechGnosis International, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' deficit and cash flows for the threeyear period ended December 31, 1994.
These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TechGnosis
International, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.



                                        KPMG Peat Marwick
LLP Boston, Massachusetts
March 6, 1995

                         TECHGNOSIS INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (In thousands except share amounts)

                                      October 31,           December 31,
ASSETS                                  1995              1994       1993
                                     (Unaudited)

Current assets:
   Cash and cash equivalents           $278               $3,741     $362
   Trade receivables, net of
   allowance for doubtful
   accounts of $676, $130, and $60    2,880                2,919    2,065
   Deferred tax assets (note 7)         191                  191     ---
   Prepaid expenses and other
     current assets                   1,393                  531      654
             Total current assets     4,742                7,382    3,081

Property, plant and equipment
  (notes 2, 4 and 6)                  4,246                3,264    2,687
Less accumulated depreciation and
  amortization                       (2,686)              (2,237)  (1,670)
             Net property, plant
               and equipment          1,560                1,027    1,017

Software production and purchased
  software costs, net                 1,428                1,348    1,263
Other assets                            355                  232       63
             Total assets            $8,085               $9,989   $5,424

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
   Short-term debt (note 3)          $1,367               $1,074   $  731
   Current portion of long-term
     debt (note 4)                       66                   90      117
Current installments of obligations
  under capital leases (note 6)          31                   79       76
   Accounts payable                   3,062                2,640    1,950
Accrued expenses and other current
liabilities                           1,941                  376      890
   Deferred revenue                     928                  883      631
 Accrued compensation and vacation
 benefits                               300                  312      181
   Accrued payroll taxes                250                  263      535
             Total current
             liabilities              7,945                5,717    5,111
Long-term debt, less current
  portion (note 4)                      239                  251      409
Obligations under capital leases,
  less current installments (note 6)    276                  158      135
               Total liabilities      8,460                6,126    5,655

 Subordinated convertible notes
   (note 5)                           3,865                4,000      ---
 Minority interests                     272                  191      258

 Commitments and contingencies
   (note 6)

Stockholders' deficit (note 8):
     Preferred stock, $.01 par value.
     Authorized 500,000 shares; issued
     and outstanding 100,000 and
     150,000 shares at October 31, 1995
     and December 31 1994, respectively    1                   2      ---
     Common stock, $.01 par value.
     Authorized 2,000,000 shares;
     outstanding 1,261,000 shares,
     1,101,000 shares and 1,173,000 shares
     at October 31, 1995, December 31, 1994,
     and 1993, respectively               13                  12       12
     Additional paid-in capital        9,283               7,982    7,617
     Accumulated deficit (note 8)    (13,710)             (7,881)  (8,023)
                                      (4,413)                115     (394)
Less treasury stock, at cost             (20)               (510)     (37)
Currency translation adjustment          (79)                 67      (58)
             Total stockholders'
             deficit                  (4,512)               (328)    (489)
             Total liabilities and
             stockholders' deficit    $8,085              $9,989   $5,424

          See accompanying notes to consolidated financial statements.


                       TECHGNOSIS INTERNATIONAL, INC.
                             AND SUBSIDIARIES
                        Consolidated Statements of
                                Operations
                              (In thousands)

                                Ten Months Ended
                                  October 31,        Year Ended December 31,
                                1995      1994        1994     1993     1992
                                  (Unaudited)
Revenues (notes 10 and 12):
   License fees                $10,582    $9,269   $11,590    $7,138  $ 4,213
   Service fees                  2,643     1,828     2,139     1,765    2,136
          Total revenues        13,225    11,097    13,729     8,903    6,349

Operating expenses:
Cost of license fees             1,442       899     1,094       922      734
   Cost of service fees          3,445     2,723     3,596     1,956    2,779
   Research and development      2,192       875     1,060       993      417
   Selling and marketing         7,903     3,605     4,766     2,776    3,217
General and administrative       3,451     1,999     2,871     2,234    2,345
   Restructuring charge
     (note 11)                      52       ---       ---       756      ---
  Write-off of software
    development costs              ---       ---       ---       ---      482
          Total operating
          expenses              18,485    10,101    13,387     9,637    9,974

Operating income (loss)         (5,260)      996       342      (734)  (3,625)
Other income (expense):
   Interest expense, net          (331)     (204)     (326)     (281)    (239)
    Other income (expense)        (102)     (173)      (57)       47      124
   Minority interests              (63)     (116)       50       (56)     ---
          Total other expense,
          net                     (496)     (493)     (333)     (290)    (115)

Income (loss) before income
taxes                           (5,756)      503         9    (1,024)  (3,740)

Income tax expense (benefit)
(note 7)                            73       ---      (133)      116      ---

Net income (loss)              ($5,829)     $503   $   142    (1,140)  (3,740)

  See accompanying notes to consolidated financial statements.

                          TECHGNOSIS INTERNATIONAL, INC.
                               AND SUBSIDIARIES
                Consolidated Statements of Stockholders' Deficit
                     Years ended December 31, 1994, 1993 and1992
                  and (Unaudited) Ten Months Ended October 31, 1995
                                   (in thousands)

                             Preferred Stock    Common Stock      Additional
                             Shares    Amount   Shares   Amount     Paid-in
                                                                    Capital

Balance, December 31, 1991     ---      ---       997     $10       $6,464
  Purchase of treasury stock   ---      ---       ---     ---          ---
  Sale of treasury stock       ---      ---       ---     ---          125
  Issuance of subscribed stock ---      ---       ---     ---          ---
  Issuance of stock in exchange
    for services               ---      ---       ---     ---           30
  Net loss                     ---      ---       ---     ---          ---
  Effect of foreign currency
    translation                ---      ---       ---     ---          ---

Balance, December 31, 1992     ---      ---       997      10
  Conversion of bond           ---      ---       188       2          998
  Purchase of treasury stock   ---      ---       ---     ---          ---
  Sale of treasury stock       ---      ---       ---     ---          ---
  Net loss                     ---      ---       ---     ---          ---
  Effect of foreign currency
   translation                 ---      ---       ---     ---          ---

Balance, December 31, 1993     ---      ---     1,185      12        7,617
  Issuance of conversion stock ---      ---        50     ---           67
  Issuance of preferred stock  150        2       ---     ---          298
  Purchase of treasury stock   ---      ---       ---     ---          ---
  Sale of treasury stock       ---      ---       ---     ---          ---
  Net income                   ---      ---       ---     ---          ---
  Effect of foreign currency
    translation                ---      ---       ---     ---          ---

Balance, December 31, 1994    150         2     1,235      12        7,982
  Exercise of stock options   ---       ---         6     ---            6
  Conversion of subordinated
    notes                     ---       ---        18     ---          135
  Conversion of preferred
    stock                     (50)       (1)       50       1          ---
    Net Sales/retirements of
      treasury stock          ---       ---       (43)    ---        1,160
    Net loss                  ---       ---       ---     ---          ---
  Effect of foreign currency
    translation               ---       ---       ---     ---          ---

Balance, October 31, 1995
(unaudited)                   100        $1     1,266     $13       $9,283

                          TECHGNOSIS INTERNATIONAL, INC.
                               AND SUBSIDIARIES
                Consolidated Statements of Stockholders' Deficit
                     Years ended December 31, 1994, 1993 and1992
                  and (Unaudited) Ten Months Ended October 31, 1995
                                   (in thousands)
                                    (CONTINUED)

                                                                     Total
                                                                 Stockholders'
                          Accumulated  Treasury  Stock  Translation   Equity
                            Deficit     Shares   Amount  Adjustment  (Deficit)

Balance, December 31, 1991 ($3,143)     132    ($162)     ($97)       $3,072
  Purchase of treasury stock   ---      113      (22)      ---           (22)
  Sale of treasury stock       ---      (10)      ---      ---           125
  Issuance of subscribed stock ---      (80)      ---      ---           ---
  Issuance of stock in exchange
    for services               ---       (1)      ---      ---            30
  Net loss                  (3,740)     ---       ---      ---        $3,740
  Effect of foreign currency
    translation                ---      ---       ---       88            88

Balance, December 31, 1992  (6,883)     154      (184)      (9)         (447)
  Conversion of bond           ---      ---       ---       ---        1,000
  Purchase of treasury stock   ---       25       (78)      ---          (78)
  Sale of treasury stock       ---     (167)      225       ---          225
  Net loss                  (1,140)     ---       ---       ---        1,140
  Effect of foreign currency
   translation                 ---      ---       ---       (49)         (49)

Balance, December 31, 1993  (8,023)      12       (37)      (58)        (489)
  Issuance of conversion stock ---      ---       ---       ---           67
  Issuance of preferred stock  ---      ---       ---       ---          300
  Purchase of treasury stock   ---      135      (515)      ---         (515)
  Sale of treasury stock       ---      (13)       42       ---           42
  Net income                   142       ---       ---      ---          142
  Effect of foreign currency
    translation                ---       ---       ---      125          125

Balance, December 31, 1994  (7,881)      134      (510)      67         (328)
  Exercise of stock options    ---       ---       ---      ---            6
  Conversion of subordinated   ---       ---       ---      ---          135
    notes                      ---       ---       ---      ---          ---
  Conversion of preferred
    stock                      ---       ---       ---      ---          ---
    Net Sales/retirements of
      treasury stock           ---      (129)      490      ---         1,650
    Net loss                (5,289)      ---       ---      ---        (5,829)
  Effect of foreign currency
    translation                ---       ---       ---     (146)         (146)

Balance, October 31, 1995
(unaudited)                ($13,710)       5      ($20)    ($79)      ($4,512)

       See accompanying notes to consolidated financial statements


                      TECHGNOSIS INTERNATIONAL, INC. AND
                              SUBSIDIARIES
                Consolidated Statements of Cash Flows
                            (In thousands)

                           Ten Months Ended
                              October 31,               Year Ended
                            1995      1994       1994     1993     1992
                             (Unaudited)

Cash flows from operating activities:
   Net income (loss)      ($5,829)    $503      $ 142  $(1,140)  $(3,740)
   Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
     Depreciation and amortization
                            1,239      986      1,344    1,209       983
     Write-off of software development costs
                             ---       ---        ---      ---       482
     Loss (gain) on disposal of property, plant and
     equipment               ---        17         17       77       (19)
     Noncash compensation expense
                             ---        67         67      ---        30
     Minority interests       81        36        (50)      56       ---
     Deferred taxes          ---       ---       (191)     ---       ---
     Changes in operating assets and liabilities:
       Trade receivables      39      (702)      (854)       4       (19)
       Stock subscription receivables
                             ---       ---        ---      (31)    1,000
       Prepaid expenses and other current assets
                            (862)      215        123     (569)      435
       Accounts payable      422      (347)       690      339      (268)
       Accrued expenses and other current
         liabilities       1,422       83        (796)   1,475       102
       Accrued compensation and vacation benefits
                             (12)      99        (131)      15        22
       Accrued payroll taxes (13)    (335)        272     (535)      ---
       Deferred revenue      188      (67)        251       41       210
       Net cash provided by (used in) operating
         activities       (3,325)     555         884      941      (782)

Cash flows from investing activities:
  Additions to property, plant and equipment
                            (982)    (299)       (359)     (15)     (236)
  Proceeds from sale of property, plant and
      equipment              ---       ---         29      ---        19
   Software production and purchased software costs
                            (870)     (737)      (884)    (862)     (896)
Investment in affiliates     ---       ---        ---      207      (136)
   Acquisition of minority interests
                             ---       (33)       (33)     ---       ---
   Other assets             (259)     (110)      (169)      23        (4)
          Net cash used in investing activities
                          (2,111)   (1,179)    (1,416)    (647)    (1,253)

Cash flows from financing activities:
  Net proceeds (payments) of short-term debt
                             293      (231)       343     (207)        244
    Proceeds (repayments) of long-term debt
                             104       466       (185)    (231)        558
    Repayments of capital leases
                             (70)      (67)       (81)     (88)       (122)
     Proceeds from issuance of subordinated
convertible notes           (135)    4,000      4,000      ---       1,000
     Treasury stock transactions
                           1,791      (420)      (443)     147         103
     Net proceeds from issuance of preferred stock
                             ---       300        300      ---         ---
     Net cash provided by (used in) financing
       activities
                           1,983     4,048      3,934     (379)      1,783

Effect of exchange rate changes on cash and cash
  equivalents                (10)      (19)       (23)     163          88

      Net increase (decrease) in cash and cash
       equivalents        (3,463)    3,405      3,379       78        (164)

Cash and cash equivalents, at beginning of period
                           3,741       362        362      284         448

Cash and cash equivalents, at end of period
                            $278     $3,767    $3,741      362         284

Supplemental disclosures of cash flow information:
     Cash paid during the period for:
        Interest            $170       $147    $  176     $281        $241
        Income taxes         ---        $13       $13      $99         ---

       See accompanying notes to consolidated financial statements.

              TECHGNOSIS INTERNATIONAL, INC. AND SUBSIDIARIES
                    Notes to Consolidated Financial
                                Statements
                    December 31, 1994 ,1993 and 1992

(1)     Summary of Significant Accounting Policies

     (a)     Description of Business
     TechGnosis International, Inc. and subsidiaries
     (the "Company") is engaged in the development, sale, and distribution of client/server middleware software products and related consulting services.

  (b)     Principles of Consolidation
     The consolidated financial statements include the accounts of the Company and all companies in which the Company has a majority equity ownership. All significant intercompany balances and transactions have been eliminated.

     In 1993, the Company established joint ventures in Japan and Germany to market, sell and service its software products. The Company held a 51% interest in each of these ventures at December 31, 1993 and increased the interest in the German joint venture to 90% in 1994. The Company has included the financial results of both joint ventures in its consolidated financial statements.

  (c)     Concentrations of Credit Risk
     Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade
   accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of diverse, geographically dispersed customers.
(d)     Revenue Recognition
   The Company recognizes revenue from the sale of its software licenses upon satisfaction of all of the following criteria: signing of the license agreement, shipment of the products and when no contractual terms remain unsatisfied.

   The Company recognizes revenues from post-contract customer support agreements ratably over the terms of the agreements. Revenues from consulting services are recognized as services are performed.


(e)     Cash and Cash Equivalents
   The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

(f)     Property, Plant and Equipment
   Property, plant and equipment are stated at cost.
   Equipment under capital leases is stated at the lower of the present value of minimum lease payments at the beginning of the lease term or fair value at the inception of the lease. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from three to forty years. Equipment under capital leases is amortized on the straight-line basis over the shorter of the lease term or estimated useful life of the asset.

(g)     Software Production Costs
   The Company charges all costs of establishing technological feasibility of computer software products to research and development expense as incurred. Thereafter, software production costs are capitalized and reported at the lower of unamortized cost or net realizable value.

     The total amounts of software production costs
                       capitalized
   during 1994, 1993 and 1992 were $760,000, $657,000
   and $562,000, respectively. Such costs are amortized on a product-by-product basis at the greater of the amount computed using (a) the straight-line method over the estimated economic life of the product (three years), or (b) the ratio of current gross revenues to total expected gross revenues for the product. Amortization expense for the years ended December 31, 1994, 1993 and 1992 was $676,000 ,$623,000 and $323,000, respectively.
   During 1992, in connection with its evaluation of software values, the Company expensed $482,000 of previously capitalized software production costs.

(h)     Purchased Software Costs
   Purchased software costs are capitalized and reported at the lower of unamortized cost or net realizable value.

 The costs of purchased software from outside vendors were $124,000, $205,000 and $334,000 in 1994, 1993 and 1992, respectively. The total amount of such costs amortized to expense during those periods was $226,000, $255,000, and $102,000 respectively.
   Amortization on a product-by-product basis is computed using the greater of (a) the straight line method over the estimated economic life of the products (three years), or (b) the ratio of current gross revenues to total expected gross revenues for the product.
  (I)     Income Taxes
     The Company accounts for income taxes under the provisions of Statement of Financial Accounting
     Standards No. 109, Accounting for Income Taxes.
     Statement 109 requires recognition of deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Measurement of deferred tax assets and liabilities is based upon the provisions of enacted tax laws and the effects of future changes in tax laws or rates are not anticipated.

  (j)     Foreign Currency Translation and Transaction
                        Gains and
  Losses
     The Company considers the local currency to be the functional currency for its foreign operations and the U.S. dollar to be the functional currency of its U.S. operations. The reporting currency of the Company is the U.S. dollar: accordingly, all amounts included in the consolidated financial statements have been translated into U.S. dollars.

     All assets and liabilities of its foreign operations are translated into U.S. dollars using the exchange rates in effect on balance sheet dates for assets and liabilities. Income and expenses are translated at average rates in effect for the periods presented. The currency translation adjustment is reflected as a separate component of stockholders' deficit on the consolidated balance sheets.

     Foreign currency transaction gains and losses are
     included in the consolidated results of operations
     for the periods presented.  To date, transaction
     gains and losses have not been significant.
2)     Property, Plant and Equipment
Property, plant and equipment at December 31 consist of:
                                                1994       1993
                                                 (In Thousands)
Land and buildings                            $  362        342
Machinery and equipment                        2,452      1,980
Furniture and fixtures                           393        344
Leasehold improvements                            57         21

     Total                                    $3,264     $2,687

(3)     Short-term Debt
    As of December 31, 1994 and 1993, the Company had
    $1,074,000 and $731,000 of short-term debt outstanding under foreign lines of credit and other borrowing arrangements.  Interest on the short-term debt ranged
  from 3.5% to 10% as of December 31, 1994 with varying
  maturity dates through December 1995. Foreign lines
  of credit and other borrowing arrangements are
  generally restricted for working capital purposes.
  The borrowings are primarily secured by certain
  assets of the Company's foreign operations.
(4)     Long-term Debt
Long-term debt consists of the following at December 31:
                                                1994       1993
                                                 (In Thousands)
Mortgage note payable to bank with interest at 7.75% at
December 31, 1994; secured by real estate with a net
book value of $318,000; payable in monthly principal
and interest installments through July 2002
                                                 $210       219

Unsecured note payable to bank with interest at 8.25% at December 31, 1994; payable in quarterly principal and interest installments through December 1997

                                                  94        118

Bank line of credit with interest at 8.75% at December
31, 1994; secured by assets of the Company's Belgian subsidiary and payable in full in 1995

                                                  37        189
     Total long-term debt                        341        526
Less current portion                              90        117
Long-term debt excluding current portion        $251        409

   The maturities of long-term debt for the five years subsequent to December 31, 1994 are as follows (in thousands):

                 1995                 $90
                 1996                  53
                 1997                  53
                 1998                  21
                 1999 and thereafter  124
                                     $341

(5)     Subordinated Convertible Notes
  In 1994 the Company issued $4,000,000 of 8.4% subordinated convertible notes which are due in October 1999. Interest is payable annually for the first two years and semi-annually thereafter. Fifty percent of the first year's interest will be accrued and paid at the end of the second year.
These notes are convertible into shares of common stock at the option of the holder at any time prior to maturity. The notes will convert automatically if the Company offers common stock pursuant to an effective registration statement under the Securities
  Act of 1933, of which the aggregate net proceeds received by the Company exceed $15,000,000 and whose price per share offered to the public is at least
  $16.00.
The initial conversion price per share of the notes is $7.80. This price will be adjusted for certain dilutive events. The Company may prepay the notes at any time, in whole or in part, together with accrued and unpaid interest through the date of the prepayment. Upon payment, the note holders will receive warrants to purchase that number of shares of common stock determined by dividing the amount of principal prepaid by the conversion price. The warrants shall be exercisable until October, 1999.

(6)     Lease Obligations
  The Company leases certain equipment under capital
  and operating leases and office facilities under
  operating leases. These leases expire at various
  dates through 1999.  Total rent expense charged to
  operations was $454,000, $569,000 and $340,000 for
  the years ended December 31, 1994, 1993 and 1992,
  respectively.
The cost and accumulated amortization of equipment
  under capital leases at December 31 is as follows:
                                         1994     1993
                                        (In thousands)

       Equipment                       $   366     366
    Accumulated amortization              (140)   (174)

                                       $   226     192
  Future minimum lease payments under operating leases
  and the present value of future minimum capital
  lease payments as of December 31, 1994 are as
  follows:
                                               Capital     Operating
                                                Leases       Leases
                                                   (In thousands)
       1995                                    $  98          552
       1996                                       88          483
       1997                                       64          252
       1998                                       18          178
       1999                                       17          178

            Total minimum lease payments         285        1,643
            Less amount representing interest    (48)
            Present value of net minimum capital
              lease payments                     237

 Less current installments of obligations under
 capital leases                                  (79)

            Obligations under capital leases excluding
  current installments                          $158

(7)     Income Taxes

  Income tax expense (benefit) attributable to income
  (loss) from operations for the years ended December
  31 consists of:

                 Current     Deferred     Total
                         (In thousands)
  1994
  U.S. federal   $ ---        ---         ---
  U.S. state       ---        ---         ---
  Foreign           20       (153)       (133)

                   $20       (153)       (133)

  1993
U.S. federal     $ ---        ---         ---
U.S. state         ---        ---         ---
Foreign            116        ---         116
                  $116        ---         116

 The principal difference between the "expected" tax expense using the U.S. federal income tax rate of 34% and actual income tax expense (benefit) is the change in valuation allowance.

As of December 31, 1994, the Company had net operating loss carryforwards of approximately $7,392,000, which may be used to reduce future taxable income through the year 2009 and tax credit carryforwards of $73,000 which may be used to reduce tax payments otherwise required through the year 2008. If a more than 50% change in stock ownership occurs during a threeyear period, the amount of U.S. net operating loss carryforward which may be utilized each year may be subject to limitations. The use of certain net operating loss carryforwards is limited due to the separate return year limitation provisions.

The tax effects of temporary differences that give rise to significant portions of net deferred tax assets and the significant components of deferred income tax expense attributable to income from continuing operations at December 31, 1994 and 1993 are non deductible book, reserves, difference in methods of depreciation and amortization for book and tax purposes, net operating loss and tax credit carryforwards.
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 are presented below:

                                    (in thousands)
Deferred tax assets:
     Accounts receivable                      $  20
     Leases                                      35
     Royalty payments                           129
     Net operating loss carryforward benefit  2,912
     Tax credit carryforwards benefit            73
          Total gross deferred tax assets     3,169
Less valuation allowance                     (2,859)
                                                310
Deferred tax liabilities, principally
  depreciation                                 (119)

Net deferred tax assets                     $   191

The valuation allowance for the years ended December
31, 1994 and 1993 was $2,859,000 and $2,350,000,
respectively. The net change in the total valuation allowance for the years ended December 31, 1994 and 1993 was an increase of $509,000 and $463,000, respectively.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to the fact that certain foreign subsidiaries of the Company project future taxable income over the periods in which the deferred tax assets are deductible, the ultimate realization of deferred tax assets at December 31, 1994 appears more likely than not.
(8)     Stockholders' Deficit
  Preferred Stock
In 1994, the Company issued 150,000 shares of preferred stock at $2.00 per share. All outstanding shares of preferred stock are convertible at the option of the holder into such number of fully paid and nonassessable shares of common stock as is determined by dividing
  $2.00 by the conversion price in effect
at the time of the conversion. The conversion price in effect at December 31, 1994 was $2.00.

Each share of preferred stock shall automatically be converted into common stock, at the conversion price in effect at that time, immediately upon the Company's sale of its common stock in a public offering pursuant to a registration statement under the Securities Act of 1933.

Upon voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the preferred stock shall be entitled to receive an amount per share equal to the sum of (i) $2.00 for each outstanding share of the preferred stock and (ii) an amount equal to declared but unpaid dividends on such share. Each share of the preferred stock is eligible for a dividend at an annual rate of $.20 per share. Such dividends shall be cumulative and accrue on each share from the date of issuance, whether or not earned or declared. The cumulative amount of such unpaid dividends at December
31, 1994 was $30,000.

Upon request of any holders of the preferred stock, the Company shall redeem the shares for $2.00 per share plus any declared or accumulated but unpaid dividends. This redemption can be elected only upon consummation of any transaction which results in a change in ownership of a majority of the outstanding shares of common stock. The
Company may redeem the preferred stock in whole or in part at any time for $2.00 per share plus any declared or accumulated but unpaid dividends.
Stock Option Plans
In 1993 the Company adopted a key employee stock option plan (the "1993 Plan") which provides for options for 150,000 shares of common stock to be granted over a 10 year period from the date of the 1993 Plan. Option prices may not be less than eighty five percent (85%) of the fair market value of the stock at date of grant. Pursuant to the 1993 Plan, a committee designated by the Board of Directors shall determine to whom the options shall be granted, the number of shares granted and whether the options or grants are restricted or take the form of stock appreciation rights. Upon employment termination, the otherwise exercisable options lapse within a period of three months subsequent to termination.

In 1994, the Board granted 150,000 options at an exercise price of $1.00 per share of which 37,500 options are exercisable at December 31, 1994. The exercise price per share was the estimated fair market value of stock at the date of grant. No options have been exercised as of December 31, 1994.
In 1994, the Board agreed on a second stock option plan
(the "1994 Plan") under which 150,000 options for shares of common stock have been authorized. The terms of the 1994 Plan are similar to those of the 1993 Plan. No shares have been granted as of December 31, 1994.
Other
During 1994, in connection with an employment agreement, the Company issued 50,000 shares of common stock to an employee in lieu of compensation. The fair market value of the stock was $67,000 and was recorded in general and administrative expenses.

Retained earnings of a subsidiary of the Company of $15,000 are restricted from distribution due to Belgian law as of
  December 31, 1994 and 1993.
(9) Noncash Financing Activities
  In 1992, the Company issued treasury stock valued at $30,000 in exchange for services.

   In 1993, $1,000,000 in convertible debentures were converted to 188,461 shares of common stock.

In 1994, 13,150 shares of treasury stock were issued as payment of a $30,000 liability.

  In 1994, 50,000 shares of common stock were issued in lieu of compensation expense (see note 8) in the amount of $67,000.

The Company entered into capital leases in the amount of $81,000 and $138,000 in 1994 and 1993, respectively.

(10)     Related Party Transactions

    The Company paid management fees of $30,000 to a shareholder in the years ended December 31, 1994, 1993 and 1992.

  The Company sells software products for resale to the Japanese joint venture minority shareholder. Total sales during 1994 and 1993 to the minority shareholder were approximately $2,600,000 and $2,700,000 or 19% and 29%, respectively, of consolidated net sales. In addition, the minority shareholder provides employees, office space and other miscellaneous items to the Company joint venture on a cost plus management fee basis. During 1994 and 1993, total costs and management fee reimbursed to the minority shareholder were approximately $1,200,000 and $1,500,000, respectively.

(11)          Restructuring Charge

  During 1993, the Company recorded a $756,000 charge
  resulting from management's analysis of the Company's
  operations and future strategy including determining
  the key markets of focus to expand its market share as
  well as identifying cost savings opportunities.  This
  strategy resulted in a charge of approximately $200,000
  for payroll and related costs associated with the
  dismissal of certain directors and officers of the
  Company; approximately $470,000 for the closing and
  relocation of office facilities in the U.S., France and
  Belgium; and approximately $86,000 for the writeoff of
  the Company's investment in Gnosis Finance N.V., a
  Belgian company engaged in the development of computer
  software, which was liquidated during 1993.
(12)     Geographic Segments
  The Company operates exclusively in the software
  industry. All revenues result from sales in the United
  States, Europe and Japan.   Identifiable assets are
  those assets used exclusively in the operations of each
  geographic area. Information by geographic area as of
  and for the years ended December 31, 1994, 1993 and
  1992 follows:
                         United
                         States         Europe        Japan      Consolidated
                                              (In thousands)
1994
Revenue                 $ 2,278          3,276        8,218         13,772
Operating income (loss)$   (269)           665          (54)           342
Identifiable assets     $ 3,977          3,643        2,369          9,989

1993
Revenue                  $1,821          3,246        4,272          9,339
Operating income (loss) $  (661)          (525)         452           (734)
Identifiable assets     $   831          2,990        1,603          5,424

1992
Revenue                 $ 1,948          5,871          ---          7,819
Operating income (loss) $(1,783)        (1,842)         ---         (3,625)
Identifiable assets     $ 1,190          4,071          ---          5,261

Item 7.B     Pro Forma Financial Statements of INTERSOLV, Inc.

  The following unaudited pro forma combined financial information sets forth the combined results of operations of INTERSOLV, Inc. ("INTERSOLV") and TechGnosis
International, Inc. ("TechGnosis") based upon accounting for the acquisition as a pooling-of-interests and that the acquisition was consummated as of the beginning of each period presented in the Statements of Operations.

      The unaudited pro forma combined financial information combines the historical Statements of Operations on INTERSOLV and TechGnosis for each of the years ended April 30, 1995, 1994 and 1993. The combined financial position as of October 31, 1995 and April 30, 1995 of INTERSOLV and TechGnosis is shown in the INTERSOLV's Form 10-Q for the three months ended October
31, 1995, which was filed previously; accordingly there is no additional pro forma balance sheet presentation in this Form 8K/A.
 For the periods presented in the pro forma condensed combined Statements of Operations, pro forma shares used in computing earnings per share give effect to the exchange of approximately 2.6 million shares of INTERSOLV common stock and $4.8 million for all of the outstanding
TechGnosis common and preferred stock.
       Costs to be incurred by INTERSOLV for nonrecurring costs such as severance, consolidation of facilities, certain transaction costs and other one-time integration costs have not been reflected in the pro forma combined financial statements. The following pro forma data is not necessarily indicative of the financial position or results of operations which would have actually been reported had the acquisition been in effect during those periods or which may be reported in the future.

       INTERSOLV, INC. AND TECHGNOSIS INTERNATIONAL, INC.
     PRO FORMA CONDENSED FOR STATEMENT OF OPERATIONS
                         (UNAUDITED)
                FISCAL YEAR ENDED APRIL 30, 1995
          (amounts in thousands, except per share data)
                        INTERSOLV*   Techgnosis   Adjustments   Combined

Revenues:                $119,749     $14,768        ---        $134,517

Costs and expenses:
  Cost of products         10,624       1,313                     11,937
  Cost of services         20,735         850                     21,585
  Sales and marketing      48,051       9,072                     57,123
  Research and development 12,109       1,537                     13,646
  General and administrative9,941       3,815                     13,756
  Non-recurring charges      ---         ---                         ---

Total costs and expenses  101,460      16,587                    118,047

Operating income (loss)    18,289     (1,819)                     16,470

Other income (expense), net   755       (492)                        263

Income (loss) before income
  taxes                    19,044     (2,311)                     16,733

Provision for income
  taxes                     5,683          1                       5,684

Net income (loss)         $13,361    ($2,312)                    $11,049

Shares used in computing primary income per share
                           16,857      2,626                      19,483

Primary net income (loss) per share
                            $0.79     ($0.88)                      $0.57

Shares used in computing fully diluted net  income per share
                           16,890      3,282                      20,172

Fully diluted net income per share
                            $0.79     ($0.70)                      $0.55

*INTERSOLV includes the results of INTERSOLV, Inc. and PC Strategies and Solutions, Inc., which was acquired May 1995 in a transaction accounted for using the "pooling-of interests" method.

       INTERSOLV, INC. AND TECHGNOSIS INTERNATIONAL, INC.
      PRO FORMA CONDENSED COMBINED STATEMENT OF
                           OPERATIONS (UNAUDITED)
                FISCAL YEAR ENDED APRIL 30, 1994 (amounts
          in thousands, except per share data)
                             INTERSOLV*   Techgnosis   Adjustments  Combined

Revenues:                     $88,518      $11,050        ---        $99,568

Costs and expenses:
     Cost of products           7,111        1,243                     8,354
     Cost of services          13,221          559                    13,780
     Sales and marketing       40,153        5,022                    45,175
     Research and development   9,023        1,046                    10,069
     General and administrative 7,376        2,159                     9,535
     Non-recurring charges     40,660          642                    41,302

Total costs and expenses      117,544       10,671                   128,215

Operating income (loss)       (29,026)         379                   (28,647)

Other income (expense), net       200         (291)                      (91)

Income (loss) before income
taxes                         (28,826)          88                   (28,738)

Provision for income taxes        261           46                       307

Net income (loss)            ($29,087)         $42           ---    ($29,045)

     Shares used in computing primary income per
     share                     12,797        2,527                    15,324

Primary net income (loss)
  per share                    ($2.27)       $0.02                    ($1.89)

     Shares used in computing fully diluted net
        income per share       12,797        2,527                    15,324

Fully diluted net income per share
                               ($2.27)       $0.02                    ($1.89)

*INTERSOLV includes the results of INTERSOLV, Inc. and PC
Strategies and Solutions, Inc., which was acquired May 1995 in a transaction accounted for using the "pooling-of interests" method.

       INTERSOLV, INC. AND TECHGNOSIS INTERNATIONAL, INC.
            PRO FORMA CONDENSED COMBINED STATEMENT OF
                       OPERATIONS (UNAUDITED)
                    FISCAL YEAR ENDED APRIL 30, 1993
             (amounts in thousands, except per share data)

                              INTERSOLV*  Techgnosis  Adjustments   Combined

Revenues:                       $81,860     $6,403       ---        $88,263

Costs and expenses:
     Cost of products             5,632        732                    6,364
     Cost of services             8,286        744                    9,030
     Sales and marketing         43,438      4,432                   47,870
     Research and development    10,752        599                   11,351
     General and administrative   8,967      2,529                   11,496
     Non-recurring               16,573        436                   17,009

Total costs and expenses         93,648      9,472                  103,120

Operating loss                  (11,788)    (3,069)                 (14,857)

Other income (expense), net          52        (84)                     (32)

Loss before income taxes        (11,736)    (3,153)                 (14,889)

Provision (benefit) for income
taxes                              (30)         70                        40
Net Loss                      ($11,706)    ($3,223)       ---       ($14,929)
      Shares used in computing primary income per
      share                     12,536       2,527                    15,063

    Primary net income (loss) per share
                                ($0.93)     ($1.28)                   ($0.99)
     Shares used in computing fully diluted net
        income per share
                                12,536       2,527                    15,063

      Fully diluted net income per share
                                ($0.93)     ($1.28)                   ($0.99)

*INTERSOLV includes the results of INTERSOLV, Inc. and PC
Strategies and Solutions, Inc., which was acquired May 1995 in a transaction accounted for using the "pooling-of interests" method.


Exhibit 23









            CONSENT OF INDEPENDENT ACCOUNTANTS








The Board of Directors
TechGnosis International, Inc.


We consent to the incorporation of our report dated
March 6, 1995, with respect to the consolidated balance sheets of TechGnosis International, Inc. and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended
December 31, 1994, which report appears in the Form 8-
K/A of INTERSOLV, Inc.
                KPMG Peat Marwick, LLP


Boston, Massachusetts
January 5, 1996